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                                    EXHIBIT
                                    1(6)(a)
                 Certificate of Incorporation of MML Bay State.
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                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                     MML BAY STATE LIFE INSURANCE COMPANY

                                   Article I
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The name of the Corporation is MML Bay State Life Insurance Company.

                                  Article II
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The corporation was originally incorporated under the laws of the State of
Missouri, but has elected to continue its existence through adoption of the State of Connecticut as its corporate domicile. The date of incorporation shall be deemed to be April 1, 1935, which was the date of its original incorporation.

                                  Article III
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The registered office of the corporation in the State of Connecticut is 140
Garden Street, Hartford, Connecticut 06154. The name of the registered agent at that office is Joseph P. DeCresce, whose residence address is 1 Gold Street, Hartford, Connecticut 06103.

                                  Article IV
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The purpose for which the corporation is organized is to conduct the business of life and health insurance, and to engage in any lawful act or activity for which corporations may be organized under Section 33-645 of the Connecticut General Statutes.

                                   Article V
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The total number of shares of all classes of stock which the corporation is authorized to issue is 25,000 shares of Common Stock of the par value of $200 each.

                                  Article VI
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The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited in amount to the compensation received by the director for serving the corporation during the year of the violation in question; provided, however, that this provision shall not limit the liability of a director for any breach of duty that (1) involved a knowing and culpable violation of law; (2) enabled the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain; (3) showed a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation; (4) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or (5) created liability under Section 33-757 of the Connecticut General Statutes.

                                  Article VII
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The business and affairs of the corporation shall be managed by its Board of
Directors.